                          PUBLIC TELEPHONE CORPORATION

                              Financial Statements
                             June 30, 1995 and 1994

                         PUBLIC TELEPHONE CORPORATION

                              Table of Contents

                                                                         Page
________________________________________________________________________________

INDEPENDENT AUDITOR'S REPORT                                               1



FINANCIAL STATEMENTS
    Statement of income                                                    2
    Balance sheet                                                          3
    Statement of stockholders' equity                                      4
    Statement of cash flows                                                5
    Notes to financial statements                                          6

GEO. S. OLIVE & CO. LLC
CERTIFIED PUBLIC ACCOUNTANTS         [LOGO]

                         INDEPENDENT AUDITOR'S REPORT



           The Board of Directors
           Public Telephone Corporation
           Fort Wayne, Indiana


           We have audited the accompanying balance sheet of Public Telephone Corporation as of June 30, 1995, and the related statements of income, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Public Telephone Corporation as of June 30, 1994 were audited by other auditors whose report dated August 9, 1994 expressed an unqualified opinion on those statements.

           We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

           In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Public Telephone Corporation at June 30, 1995, and the results of its operations and cash flows for the year then ended in conformity with generally accepted accounting principles.



           /s/ Geo. S. Olive & Co. LLC

           Fort Wayne, Indiana
           September 13, 1995










202 WEST BERRY STREET, SUITE 500, FORT WAYNE, INDIANA 48802-2272 (219) 460-4000
FAX: (219) 428-2235 OFFICES LOCATED IN INDIANA AND ILLINOIS MEMBER OF MOORES ROWLAND INTERNATIONAL

                         PUBLIC TELEPHONE CORPORATION

                             Statement of Income



  YEAR ENDED JUNE 30                                     1995               1994
--------------------------------------------------------------------------------

  Net Sales
    Coin calls                                        $1,790,559    1,173,743
    Noncoin calls                                        549,215      509,814
    Service and other                                    128,441       89,497
                                                     ---------------------------
                                                        2,468,215   1,773,054
                                                     ---------------------------
 Operating Expenses
    Telephone charges                                     718,922     417,791
    General and administrative                            929,053     591,000
    Commissions                                           242,590     209,329
    Field services and collection                         160,345      80,083
    Depreciation, telephone equipment                     254,846     155,693
                                                     ---------------------------
                                                        2,305,756   1,453,896
                                                     ---------------------------

        Operating Income                                  162,459     319,158
                                                     ---------------------------

 Other Income (Expense)
   Interest expense                                       354,320    (144,682)
   Loss on sale of fixed assets                          (265,970)    (71,953)
   Other Income                                             1,805
                                                     ---------------------------
                                                           90,155    (216,635)
                                                     ---------------------------

 NET INCOME (LOSS)                                   $    252,614  $  102,523
                                                     ===========================
 See notes to financial statements.




                                     (2)

                         PUBLIC TELEPHONE CORPORATION

                                BALANCE SHEET


    June 30                                              1995              1994
-------------------------------------------------------------------------------
                            ASSETS
    CURRENT ASSETS
      Cash and cash equivalents                      $   68,645     $  508,016
      Accounts receivable
        Coin                                             18,099          9,354
        Noncoin                                          23,747         79,000
        Employees                                        12,301
      Prepaid expenses                                   19,521         10,730
      Telephone parts                                    30,054         15,442
                                                     -------------------------
           Total current assets                         172,367        622,542
                                                     -------------------------

    PROPERTY AND EQUIPMENT, NET                       2,138,551      1,772,579
                                                     -------------------------

    OTHER ASSETS
      Intangible assets, net                            100,954        128,551
      Security deposits                                  27,668         27,668
                                                     -------------------------
                                                        128,622        156,219
                                                     -------------------------
                                                     $2,439,540     $2,551,340
                                                     =========================

                LIABILITIES AND STOCKHOLDERS' EQUITY
    CURRENT LIABILITIES
      Notes payable to officers                                     $   18,733
      Current maturities of long-term debt           $  784,547        657,557
      Accounts payable, trade                            63,278         27,622
      Accrued expenses                                   95,814         79,874
                                                     -------------------------
           Total current liabilities                    943,639        783,786
                                                     -------------------------

    LONG-TERM DEBT, net of current portion            1,355,741      1,217,291
                                                     -------------------------

    DEFERRED COMPENSATION                                37,239         14,650
                                                     -------------------------

    STOCKHOLDERS' EQUITY
      Preferred stock, no par value
        Authorized, 10,000,000 and 100,000 shares
        Issued and outstanding, 0 shares
      Class A common stock, no par value
        Authorized, 15,000,000 and 10,000,000 shares
        Issued and outstanding 1,056 and 899 shares     922,334       899,000
      Class B common stock, no par value
        Authorized, 100,000 shares
        Issued and outstanding, 0 shares
      Retained earnings (deficit)                      (819,413)     (363,387)
                                                     -------------------------

                                                        102,921       535,613
                                                     -------------------------

                                                      2,439,540   $ 2,551,340
                                                     ========================

    See notes to financial statements.

                                      (3)

                                                   PUBLIC TELEPHONE CORPORATION

                                                 Statement of Stockholders' Equity



                                               NUMBER                        RETAINED
                                                 OF          COMMON          EARNINGS            TREASURY
                                               SHARES         STOCK          (DEFICIT)             STOCK             TOTAL
---------------------------------------------------------------------------------------------------------------------------------
BALANCES, JULY 1, 1993                            951        $ 951,000        $ (465,910)     $    (61,000)    $    424,090


  Net income                                                                     102,523                            102,523
  Retirement of treasury stock                    (61)         (61,000)                             61,000
  Issuance of stock                                 9            9,000                                                9,000
                                  -----------------------------------------------------------------------------------------------
BALANCES, JUNE 30, 1994                            899          899,000          (363,387)                0          535,613

  Net income (loss)                                                             (456,026)                          (456,026)
  Issuance of stock                               157           23,334                                               23,334
                                  -----------------------------------------------------------------------------------------------

BALANCES, JUNE 30, 1995                         1,056      $   922,334        $ (819,413)       $        0     $    102,921
                                  ===============================================================================================

See notes to financial statements.





                                      (4)

                          PUBLIC TELEPHONE CORPORATION

                            Statement of Cash Flows


YEAR ENDED JUNE 30                                        1995          1994
-------------------------------------------------------------------------------

Operating Activities
  Net Income (loss)                                    $  (456,026) $   102,523
  Adjustments to reconcile net income (loss) to net
    cash provided by operating activities
    Depreciation and amortization                          331,834      189,666
    Loss on sale of equipment                              265,970       64,015
    Changes in assets and liabilities
      Accounts receivable                                   34,207      (84,604)
      Prepaid and sundry assets                            (23,403)      21,400
      Accounts payable, trade                               60,656        1,542
      Accrued expenses                                      15,940       76,558
      Deferred compensation                                 22,589       14,650
                                                       -----------   ----------
      Net cash provided by operating activities            251,767      385,750
                                                       -----------   ----------

Investing Activities
  Proceeds from sale of property and equipment              15,523       10,140
  Increase in security deposits                                         (27,668)
  Acquisition of Aaron Communication Services, Inc. assets (47,659)    (115,252)
  Acquisition of TTC Investments assets                                (438,000)
  Other acquisitions of property and equipment            (329,611)    (319,547)
                                                       -----------   ----------
      Net cash used by investing activities               (361,747)    (890,327)
                                                       -----------   ----------
Financing Activities
  Principal payments on long-term debt                    (674,101)    (468,443)
  Proceeds received from notes payable                     400,000       90,272
  Financing fees paid                                      (59,891)
  Proceeds from notes payable officers                                   18,733
  Proceeds received an sale-leaseback transactions                    1,318,000
  Proceeds received from issuance of stock                   4,601        9,000
                                                       -----------   ----------
  Net cash provided (used) by financing activities        (329,391)     967,682
                                                       -----------   ----------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS          (439,371)     462,985

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR               508,016       45,031
                                                       -----------   ----------

CASH AND CASH EQUIVALENTS, END OF YEAR                 $    68,645   $  508,016
                                                       ===========   ==========

Supplemental Cash Flow* Information
  Notes payable Issued in connection with acquisition
    of assets                                              139,341   $  645,617
  Deferred financing costs included in accounts payable                  25,000
  Notes payable to officers converted to common stock       18,733
  Cash paid for interest                                   358,132
  Purchase of Wonder Pay Telephone Company assets
    under capital lease obligation                         360,000
  Purchase of fixed assets under capital lease obligation   40,200

See notes to financial statements.




                                      (5)

                          PUBLIC TELEPHONE CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

         - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         GENERAL
         Public Telephone Corporation (PTC or the Company) owns, operates, and maintains pay telephones connected to the network of regulated telephone companies at various third-party property owner locations, primarily located in Indiana, Illinois, Ohio, and Michigan. The Company also derives revenue from routing calls to operator service companies. The Company commenced significant installation and operation of pay telephones in April 1992.

         PROPERTY AND EQUIPMENT
         Property and equipment are recorded at cost, including telephone, installation, and related costs. Assets acquired under capital leases are recorded at the present value of lease payments, including bargain purchase options expected to be exercised. Net gains or losses on sales of telephone equipment leased back under capital lease arrangements are deferred as a component of capital lease assets. Depreciation and amortization are provided on the straight-line method over the estimated useful lives of the assets commencing when the property or equipment is installed and placed in service.

         INTANGIBLE ASSETS
         The Company has various intangible assets including noncompetition agreements, organization costs, goodwill, and financing fees. Amortization is computed using the straight-line method over the following lives:


                                                                      YEARS
        -------------------------------------------------------------------------
          Consulting and noncompetition agreements                      3

          Organization costs                                            3

          Goodwill                                                      3

          Financing fees                                                4


         BAD DEBTS
         Trade accounts receivable are considered fully collectible; therefore, no allowance for bad debts has been provided.

         CASH AND CASH EQUIVALENTS
         Cash and cash equivalents consist of bank deposits in federally insured accounts. From time to time during the year, the Company's cash accounts exceeded federally insured limits.

         For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments, if any, purchased with an original maturity of three months or less to be cash equivalents.



                                      (6)

         PUBLIC TELEPHONE CORPORATION
         NOTES TO FINANCIAL STATEMENTS

         RECLASSIFICATIONS
         Certain amounts presented in prior year financial statements have been reclassified to conform to the current year presentation.

         ACQUISITIONS
         On August 30, 1993, the Company acquired certain public pay telephone operations of Aaron Communication Service, Inc. for approximately $457,000. The purchase price was financed with capital leases and seller financing of approximately $115,000 and $342,000.

         On January 5, 1994, the Company acquired substantially all the assets of TTC Investments, a public pay telephone company, for approximately $742,000. The purchase price was financed with capital leases and seller financing of approximately $438,000 and $304,000.

         On July 7, 1994, the purchase agreement with Aaron Communication Service, Inc. was amended to include approximately 142 more phones not purchased in the original agreement on August 30, 1993. The purchase price was financed with long-term notes and seller financing of approximately $131,000.

         On September 13, 1994, the Company acquired substantially all of the assets of Wonder Pay Telephone Company, a public pay telephone company, for $360,000. The purchase price was financed with a capital lease of $360,000.

         The acquisitions have been accounted for using the purchase method and, accordingly, the acquired assets have been recorded at their fair values at the date of acquisition. The purchase price allocations resulted in goodwill of approximately $71,000 and covenants not to compete of approximately $50,000 during the year ended June 30, 1994.


         - PROPERTY AND EQUIPMENT

         Property and equipment consist of the following:


         JUNE 30                                             1995            1994
     ---------------------------------------------------------------------------------
         Telephone equipment                            $   2,543,462   $   1,968,895
         Furniture and fixtures                                61,121          49,204
         Vehicles                                              24,676          24,476
                                                        ------------------------------
                Total cost                                  2,629,259       2,042,575
         Accumulated depreciation and amortization           (490,708)       (269,996)
                                                        ------------------------------
                                                        $   2,138,551   $   1,772,579
                                                        ==============================
                                                        ------------------------------




                                      (7)

         PUBLIC TELEPHONE CORPORATION
         NOTES TO FINANCIAL STATEMENTS

         - INTANGIBLE ASSETS

         Intangible assets consist of the following:

          JUNE 30                                                                     1995              1994
     -------------------------------------------------------------------------------------------------------------
          Noncompete agreements                                                 $       49,600     $       49,600

          Goodwill                                                                      70,778             70,778

          Organization costs                                                            18,622             18,622

          Financing fees                                                                59,891             25,000
                                                                                ----------------------------------

                  Total cost                                                           198,891            164,000

          Accumulated amortization                                                     (97,937)           (35,449)
                                                                                ----------------------------------

                                                                                $      100,954     $      128,551
                                                                                ==================================

          - LONG-TERM DEBT

         Long-term debt consists of the following:


          JUNE 30                                                                   1995             1994
         ------------------------------------------------------------------------------------------------------

          Notes payable, ranging from 12%-16.2%, payable in monthly
             payments of $26,423 including Interest, final payment due
             May 1999, collateralized by substantially all of the
             Company's assets                                                   $     620,203    $     260,628

          Notes payable, ranging from 5.6%-8%, payable in monthly
             payments of $12,397 including interest, final payment due
             March 1997, collateralized by substantially all of the
             Company's assets                                                         160,400          353,114

          Note payable, noninterest bearing, payable in monthly
             payments of $960 including interest (paid off during 1995)                                  5,147

          Obligations under capital leases                                          1,359,685        1,255,959
                                                                                -------------------------------

                                                                                    2,140,288        1,874,848

          Current maturities                                                         (784,547)        (657,557)
                                                                                -------------------------------

                                                                                $   1,355,741    $   1,217,291
                                                                                ===============================



                                      (8)

     PUBLIC TELEPHONE CORPORATION
     NOTES TO FINANCIAL STATEMENTS

     The future maturities of long-term debt are as follows:

       YEARS ENDING JUNE 30
      -------------------------------------------------------------------------------------------

       1997                                                                       $      190,726

       1998                                                                              109,707

       1999                                                                               88,081

       2000                                                                                6,891

       Long-term maturities of capital leases                                            960,336
                                                                                  ---------------

                                                                                  $    1,355,741
                                                                                  ===============

       - LEASES

       The Company is obligated under various capital leases including capital leases arising out of sale and lease back transactions for telephone equipment that expire at various dates over the next four years. At June 30, 1995 and 1994, the gross amounts of equipment and related accumulated amortization recorded under capital leases were as follows;

       JUNE 30                                                         1995             1994
      -------------------------------------------------------------------------------------------

       Telephones and related equipment                           $    1,545,184   $   1,378,038

       Accumulated amortization                                         (305,464)       (184,572)
                                                                  -------------------------------

                                                                  $    1,239,720   $   1,193,466
                                                                  ===============================

       Amortization of assets held under capital leases is included with depreciation expense.

       The Company also has three operating leases, primarily for office space that expire over the next two years. These leases generally contain renewal options for periods ranging from one to two years. Rental expense for these leases consisted of $32,914 and $24,872 for the years ended June 30, 1995 and 1994.



                                      (9)

         PUBLIC TELEPHONE CORPORATION
         NOTES TO FINANCIAL STATEMENTS

         Future minimum lease payments for the office space and capital leases, including bargain purchase options expected to be exercised and the expected net cost of warrants and related put options granted to the lessor, for each fiscal year ending June 30 follows:

                                                                             CAPITAL         OPERATING
         YEARS ENDING JUNE 30                                                LEASES            LEASES
        -------------------------------------------------------------------------------------------------

         1996                                                            $      618,530   $       11,400
         1997                                                                   586,171            1,900
         1998                                                                   414,901
         1999                                                                   188,667
         2000                                                                    15,900
                                                                         --------------------------------

                Total minimum lease payments                                  1,824,169   $       13,300
         Amounts representing Interest                                         (464,484)  ===============
                                                                         ---------------
         Present value of net minimum capital lease payments             $    1,359,685
                                                                         ===============

         The capital lease agreements require the Company to pledge the related telephone site leases as additional collateral. At June 30, 1995, approximately 800 such site leases were so pledged.


         - INCOME TAX

         YEAR ENDED JUNE 30                                                    1995              1994
        -------------------------------------------------------------------------------------------------

         Reconciliation of federal statutory to actual tax expense (benefit)

           Federal statutory income tax at 34%                           $     (155,049)   $      34,857

           Graduated tax rates                                                                   (11,623)

           Change in valuation reserve                                          167,123          (49,000)

           Other                                                                (12,074)          25,766
                                                                         --------------------------------


                Actual tax expense                                       $            0    $           0
                                                                         ================================





                                     (10)

       PUBLIC TELEPHONE CORPORATION
       NOTES TO FINANCIAL STATEMENTS

       The components of deferred taxes are as follows;

         JUNE 30                                                                 1995              1994
        -----------------------------------------------------------------------------------------------------

         Accrual to cash adjustment                                           $     6,474     $        6,474
         Differences in depreciation methods                                     (290,797)          (159,000)
         Deferred compensation                                                     13,778              8,000
         Other                                                                     20,943              3,526
         Not operating loss carryforward                                          481,725            206,000
         Valuation allowance                                                     (232,123)           (65,000)
                                                                              -------------------------------

                                                                              $         0     $            0
                                                                              ===============================

         Assets                                                               $   522,920     $      224,000
         Liabilities                                                             (290,797)          (159,000)
         Valuation allowance                                                     (232,123)           (65,000)
                                                                              -------------------------------

                                                                              $         0     $            0
                                                                              ===============================

         The valuation allowance at June 30, 1995 is $232,123 and was increased by $167,123 during the current year.

         At June 30, 1994, the Company incurred a net operating loss for tax reporting purposes, for financial statement purposes, a provision in lieu of income taxes of $38,000 was offset primarily by a decrease in the deferred tax assets valuation allowance.

         At June 30, 1995, PTC had net operating loss carryforwards for tax purposes of approximately $1,302,000, which expire as follows:

          YEARS ENDING JUNE 30
         -----------------------------------------------------------------------------------------------------

          2005                                                                                $        43,000

          2006                                                                                         88,000

          2007                                                                                         43,000

          2008                                                                                        217,000

          2009                                                                                        165,000

          2010                                                                                        746,000
                                                                                              ----------------

                                                                                              $     1,302,000
                                                                                              ================


                                     (11)

         PUBLIC TELEPHONE CORPORATION
         NOTES TO FINANCIAL STATEMENTS

         Of these loss carryover amounts, approximately $138,000 are subject to limitation on their use in accordance with Internal Revenue Code
         Section 382. This section restricts the annual usage of loss carryovers when a significant change in ownership has occurred. In the event of any future changes in ownership, loss carryovers available for utilization could be further limited or restricted.


         - EMPLOYMENT AGREEMENTS

         The Company has employment agreements with two of its principal officers through June 1996. The agreements provide for base compensation, a portion of which may be deferred, annual bonuses aggregating 6% of income before taxes, and incentive bonuses based on improvement in the Company's book value per share. The incentive bonuses range from an aggregate of 40 shares upon achieving a book value of $637.50 per share to 320 shares upon achieving a book value of $2,120.76 per share. The bonuses are payable in cash or Class A common shares at the election of the Company. The agreements contain specific provisions in the event the employees voluntarily terminate for good reason or are terminated without cause or within 18 months of a change in control, as defined. The aggregate commitment for future salaries at June 30, 1995, excluding bonuses, under these agreements is $265,000 and is contingent on the future performance of duties. The aggregate contingent liability at June 30, 1995 should the employees be terminated is $525,000, plus three times the average annual bonus paid prior to the termination.

         The employment agreements also granted the officers the right to purchase a total of 157 Class A shares at 25% of the Company's June 30, 1994 book value, which was exercised by the officers in September 1994. The officers are required to offer the Company a right of first refusal upon sale of such shares at the greater of market value in excess of $1,000 per share or 25% of the Company's book value per share at the end of the preceding fiscal year.

         The officers have an option to convert all Class A common shares issued in connection with the stock purchase rights and annual and incentive bonuses into Class B common stock at a rate of 2.2 Class B common shares for each Class A common share. The conversion option Is nonassignable and the officers must reconvert their Class B common shares to the Class A common shares to liquidate them.


         - WARRANTS TO PURCHASE COMMON STOCK

         In connection with certain capital lease financing, the Company issued warrants to a lessor representing the right to purchase 45 shares of Class A common stock for $1,000 per share. Twenty-five of the warrants expire on June 28, 1998 and the remaining twenty expire September 12, 1998. The lessor has the option to require the Company to repurchase any shares acquired through the exercise of the warrants for $4,241 per share. The lessor's option expires May 31, 1998 and August 31, 1998. If the lessor does not purchase the shares covered by the warrants, the Company will be required to redeem the warrants for $3,181 per warrant at the end of the lease term.




                                     (12)

      PUBLIC TELEPHONE CORPORATION
      NOTES TO FINANCIAL STATEMENTS

      - COMMITMENTS AND CONTINGENCIES

      The Company is the defendant in a lawsuit alleging a breach of contract and requesting damages of $51,000 plus attorney fees. Management believes that such litigation and claims will be resolved without material effect on the Company's financial position.


      - ADVERTISING COSTS

      The Company expenses advertising costs as incurred. Advertising costs were $54,057 and $900 for the years ended June 30, 1995 and 1994.








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